Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
July 26, 2010

FIRST NATIONAL CORPORATION REPORTS INCREASE IN SECOND QUARTER EARNINGS

Strasburg, Virginia (July 26, 2010) --- First National Corporation (OTCBB: FXNC) reported net income of $753 thousand for the second quarter of 2010 compared to $237 thousand for the same quarter of 2009.  After the effective dividend on preferred stock, net income available to common shareholders was $532 thousand, or $0.18 per basic and diluted share, compared to $17 thousand, or $0.01 per basic and diluted share, for the same quarter of 2009.

“Second quarter 2010 earnings showed an improvement over second quarter 2009 as a result of higher net interest income and lower noninterest expenses, which were partially offset by higher provision for loan losses,” said Harry Smith, President and Chief Executive Officer of First National Corporation. “We continue to be pleased with net interest margin performance, driven by lower funding costs. Lower FDIC assessment expense and lower provision for other real estate owned were the primary factors that resulted in reduced noninterest expenses.  Higher provision for loan losses resulted from loan charge-offs and an increase to the allowance for loan losses.  For the remainder of 2010, we expect stable net interest income and low expense growth.”

Quarterly Performance

Second quarter 2010 net income was $516 thousand higher than the same quarter of 2009:

▪	Net interest income was $631 thousand higher
▪	Provision for loan losses was $511 thousand higher
▪	Noninterest income was $80 thousand higher
▪	Noninterest expense was $584 thousand lower

The increase in second quarter 2010 earnings compared to second quarter 2009 was primarily the result of a 14% increase in net interest income and an 11% decrease in noninterest expense, offset by higher provision for loan losses.  Noninterest income increased 6% when comparing the two periods.  Return on assets and return on equity were 0.55% and 5.41%, respectively, for the second quarter of 2010, compared to 0.17% and 1.80% for the same quarter in 2009.

Net interest income increased 14% to $5.1 million for the second quarter of 2010 compared to $4.5 million for the same quarter of 2009.  The net interest margin was 58 basis points higher and average interest-earning assets were $11.1 million lower when comparing the two periods.  The margin was 4.11% for the quarter ended June 30, 2010 compared to 3.53% for the same period of 2009.  The margin improvement was primarily the result of a decline in the cost of funding earning assets.

Noninterest income totaled $1.5 million for the second quarter of 2010, an increase of 6%, compared to $1.4 million for the same quarter of 2009.  The increase in noninterest income resulted primarily from more overdraft fee income and ATM and check card fees. Noninterest expense decreased 11% to $4.5 million for the second quarter of 2010 compared to $5.1 million for the same period in 2009.  The decrease in noninterest expense is primarily related to lower FDIC assessments and provisions for other real estate owned.

Net charge-offs were $531 thousand for the second quarter of 2010, compared to $23 thousand for the second quarter of 2009.  Nonperforming assets totaled $14.3 million compared to $18.1 million one year ago.  The allowance for loan losses totaled $7.6 million or 1.73% of total loans at June 30, 2010, compared to $7.0 million or 1.58% of total loans at June 30, 2009.  The loan loss provision totaled $1.0 million for the second quarter of 2010 compared to $489 thousand for the same period in 2009.  The higher provision for loan losses was primarily attributable to higher net charge-offs during the quarter.

Year-to-Date Performance

Net income was $1.5 million higher than the previous year:

▪	Net interest income was $1.4 million higher
▪	Provision for loan losses was $249 thousand lower
▪	Noninterest income was $174 thousand higher
▪	Noninterest expense was $450 thousand lower

For the six months ended June 30, 2010, net income was $1.8 million compared to $274 thousand for the same period in 2009.  After the effective dividend on preferred stock, net income available to common shareholders was $1.3 million, or $0.45 per basic and diluted share, compared to $10 thousand, or $0.00 per basic and diluted share, for the same period in 2009.  Return on assets was 0.65% for the six months ended June 30, 2010 compared to 0.10% for the same period in 2009, and return on equity was 6.42% for the six months ended June 30, 2010 compared to 1.17% for the same period in 2009.

Net interest income increased 16% to $10.1 million for the six months ended June 30, 2010 compared to $8.7 million for the same period in 2009.  The net interest margin was 61 basis points higher while average interest-earning assets were $7.5 million lower when comparing the two periods.  The net interest margin was 4.06% for the six months ended June 30, 2010, compared to 3.45% for the same period in 2009.

Noninterest income increased 7% to $2.8 million for the six months ended June 30, 2010 from $2.6 million for the same period in 2009.  This increase was attributable to more overdraft and ATM and check card fee income.  Noninterest expense decreased 5% to $8.9 million for the six months ended June 30, 2010, compared to $9.4 million for the same period in 2009. The decrease in noninterest expense was primarily the result of lower provision for other real estate owned.  The provision for other real estate owned totaled $40 thousand for the six months ended June 30, 2010 compared to $635 thousand for the same period in 2009.  The provision for loan losses decreased to $1.4 million for the six months ended June 30, 2010 compared to $1.7 million for the same period in 2009.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2009, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
Income Statement	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest and dividend income
Interest and fees on loans	$6,229	$6,074	$12,489	$12,135
Interest on federal funds sold	-	2	-	4
Interest on deposits in banks	2	-	4	-
Interest and dividends on securities available for sale:
Taxable interest	432	520	900	1,029
Tax-exempt interest	142	143	287	282
Dividends	16	10	28	16
Total interest and dividend income	$6,821	$6,749	$13,708	$13,466

Interest expense
Interest on deposits	$1,501	$1,968	$3,177	$4,109
Interest on federal funds purchased	6	1	11	9
Interest on company obligated mandatorily redeemable capital securities	109	121	217	248
Interest on other borrowings	103	188	252	436
Total interest expense	$1,719	$2,278	$3,657	$4,802

Net interest income	$5,102	$4,471	$10,051	$8,664
Provision for loan losses	1,000	489	1,411	1,660
Net interest income after provision for loan losses	$4,102	$3,982	$8,640	$7,004

Noninterest income
Service charges on deposit accounts	$682	$629	$1,291	$1,183
ATM and check card fees	366	306	680	575
Trust and investment advisory fees	294	281	604	589
Fees for other customer services	91	71	164	145
Gains on sale of loans	25	69	65	108
Gains on sale of securities available for sale	-	4	2	10
Gains on sale of premises and equipment	-	9	-	9
Losses on sale of other real estate owned, net	-	-	(52)	-
Other operating income	31	40	56	17
Total noninterest income	$1,489	$1,409	$2,810	$2,636

Noninterest expense
Salaries and employee benefits	$2,290	$2,206	$4,517	$4,412
Occupancy	351	320	695	651
Equipment	343	362	691	697
Marketing	128	134	252	269
Stationery and supplies Legal and professional fees	85 194	148 211	182 420	295 391
ATM and check card fees	209	201	386	371
FDIC assessment	184	337	371	429
Provision for other real estate owned	40	575	40	635
Other operating expense	701	615	1,368	1,222
Total noninterest expense	$4,525	$5,109	$8,922	$9,372

Income before income taxes	$1,066	$282	$2,528	$268
Income tax provision (benefit)	313	45	760	(6)
Net income	$753	$237	$1,768	$274
Effective dividend and accretion on preferred stock	221	220	442	264
Net income available to common shareholders	$532	$17	$1,326	$10

Common Share and Per Common Share Data
Net income, basic and diluted	$0.18	$0.01	$0.45	$0.00
Shares outstanding at period end	2,940,776	2,922,860	2,940,776	2,922,860
Weighted average shares, basic and diluted	2,937,480	2,918,843	2,935,192	2,918,012
Book value at period end	$14.18	$13.15	$14.18	$13.15
Cash dividends	$0.14	$0.14	$0.28	$0.28

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Key Performance Ratios
Return on average assets	0.55%	0.17%	0.65%	0.10%
Return on average equity	5.41%	1.80%	6.42%	1.17%
Net interest margin	4.11%	3.53%	4.06%	3.45%
Efficiency ratio (1)	67.22%	76.19%	67.91%	76.32%

Asset Quality
Loan charge-offs	$585	$89	$1,017	$453
Loan recoveries	54	66	134	170
Net charge-offs	531	23	883	283
Non-accrual loans	7,006	12,461	7,006	12,461
Other real estate owned, net	7,253	5,230	7,253	5,230
Repossessed assets	3	395	3	395
Restructured loans	-	-	-	-
Nonperforming assets	14,262	18,086	14,262	18,086

Average Balances
Average assets	$544,443	$551,695	$545,660	$549,743
Average earning assets	506,574	517,700	507,870	515,381
Average shareholders’ equity	55,772	53,007	55,513	47,307

	(unaudited)
	June 30, 2010	June 30, 2009
Capital Ratios
Tier 1 capital	$63,777	$62,660
Total capital	69,557	68,452
Total capital to risk-weighted assets	15.10%	14.81%
Tier 1 capital to risk-weighted assets	13.85%	13.56%
Leverage ratio	11.72%	11.35%

Balance Sheet
Cash and due from banks	$6,852	$6,540
Interest-bearing deposits in banks	5,231	1,434
Federal funds sold	-	1,871
Securities available for sale, at fair value	54,757	61,383
Restricted securities, at cost	3,426	2,751
Loans held for sale	-	805
Loans, net of allowance for loan losses	434,860	439,052
Premises and equipment, net	20,157	21,107
Interest receivable	1,697	1,684
Other assets	16,741	11,414
Total assets	$543,721	$548,041

Noninterest-bearing demand deposits	$82,665	$75,443
Savings and interest-bearing demand deposits	156,914	140,784
Time deposits	202,536	245,229
Total deposits	$442,115	$461,456
Federal funds purchased	13,304	-
Other borrowings	20,133	20,300
Company obligated mandatorily redeemable capital securities	9,279	9,279
Accrued expenses and other liabilities	3,126	4,634
Total liabilities	$487,957	$495,669

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	June 30, 2010	June 30, 2009
Balance Sheet (continued)
Preferred stock	$14,062	$13,937
Common stock	3,676	3,653
Surplus	1,487	1,369
Retained earnings	35,607	34,486
Unearned ESOP shares	-	(146)
Accumulated other comprehensive income (loss), net	932	(927)
Total shareholders’ equity	$55,764	$52,372

Total liabilities and shareholders’ equity	$543,721	$548,041

Loan Data
Mortgage loans on real estate:
Construction	$52,785	$57,099
Secured by farm land	6,128	1,600
Secured by 1-4 family residential	122,612	118,897
Other real estate loans	203,800	197,221
Loans to farmers (except those secured by real estate)	3,478	3,322
Commercial and industrial loans (except those secured by real estate)	39,717	52,668
Consumer installment loans	12,737	13,416
Deposit overdrafts	290	765
All other loans	947	1,091
Total loans	$442,494	$446,079
Allowance for loan losses	7,634	7,027
Loans, net	$434,860	$439,052

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on securities, premises and equipment and other real estate owned.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2010 and 2009 was 34%.  Net interest income on a tax equivalent basis was $5,185 and $4,555 for the three months ended June 30, 2010 and 2009, respectively, and $10,218 and $8,830 for the six months ended June 30, 2010 and 2009, respectively.  Noninterest income excluding securities, premises and equipment and other real estate owned gains and losses was $1,489 and $1,396 for the three months ended June 30, 2010 and 2009, respectively, and $2,860 and $2,617 for the six months ended June 30, 2010 and 2009, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.